Mueller Industries, Inc. Reports Fiscal 2022 Fourth Quarter and Full Year Results

COLLIERVILLE, Tenn., February 7, 2023 -- Mueller Industries, Inc. (NYSE: MLI) today reported 2022 fourth quarter and full year results.

For the Fourth Quarter 2022 versus Fourth Quarter 2021:
•Operating income:     $190.4 million vs $172.1 million, up 10.6%.
•Net sales:        $877.6 million vs $956.4 million, down 8.2%.
•Net income:        $138.9 million vs $125.6 million, up 10.6%.
•Diluted EPS:        $2.46 vs $2.21, up 11.3%.

For the Full Year 2022 versus the Full Year 2021:
•Operating income:    $877.1 million vs $655.8 million, up 33.7%.
•Net sales:        $4.0 billion vs $3.8 billion, up 5.7%.
•Net income:        $658.3 million vs $468.5 million, up 40.5%.
•Diluted EPS:        $11.64 vs $8.25, up 41.1%.

Fourth Quarter Financial and Operating Commentary
•The average price of copper was $3.66 per pound, a 16.4 percent decline as compared with the fourth quarter of 2021.
•Net sales declined $78.8 million, reflecting the impact of lower copper prices as well as an 11 percent reduction in unit volumes across our mill businesses, the largest of which emanated from our international operations. These reductions were offset by a 22 percent increase in net sales from our higher value added businesses, particularly in our climate segment.
•The Company recognized a $13.1 million expense related to its complete withdrawal from a multi-employer pension plan, thereby eliminating a significant long term financial risk.
•The Company generated $207 million of cash from operations in the fourth quarter, $723.9 million for the year and cash and short-term investments totaled $678.9 million at year end. The Company’s current ratio is 4 to 1.

Operating Highlights and Outlook:
Greg Christopher, CEO, commented, “We concluded 2022 by delivering the best fourth quarter of operating and net income in the Company’s history. Not only have we reinvested to be a low cost producer, but we have also pursued acquisitions that both strengthen our market leading positions in core products and expand our portfolio into higher value added content. In tandem, these strategic actions have improved our gross margins to levels we believe are more appropriate for the industries we serve.
Economic activity as a whole began to temper during the second half of 2022 amidst rising interest rates, inflationary pressures, and global instability. Beyond that, the destocking of inventories and normalization of supply chains exerted downward impacts.

Notwithstanding, we head into 2023 with an optimistic outlook. Although we anticipate some decline in U.S. residential building markets as compared with 2022, we also believe that household formations will remain underserved by the housing supply. As such, demand levels should remain at healthy levels relative to industry capacity. At the same time, we maintain continued backlogs in other critical markets including commercial construction, refrigeration, HVAC and transportation. Internationally, we believe that following a difficult 2022, market conditions may be bottoming out, thereby positioning our businesses for a rebound.
This was another record year of financial performance for our Company, but we still see many opportunities ahead of us. Importantly, our strong performance has enabled us to build a war chest to fund continued investments to improve our low cost position and support our bold plans for growth.”

Mueller Industries, Inc. (NYSE: MLI) is an industrial corporation whose holdings manufacture vital goods for important markets such as air, water, oil and gas distribution; climate comfort; food preservation; energy transmission; medical; aerospace and automotive. It includes a network of companies and brands throughout North America, Europe, Asia, and the Middle East.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings. The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” “encourage,” “anticipate,” “appear,” and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT
Jeffrey A. Martin
(901) 753-3226

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Quarter Ended		For the Year Ended
(In thousands, except per share data)	December 31, 2022	December 25, 2021	December 31, 2022	December 25, 2021

Net sales	$877,581	$956,357	$3,982,455	$3,769,345

Cost of goods sold	620,800	726,594	2,864,862	2,938,989
Depreciation and amortization	10,738	11,633	43,731	45,390
Selling, general, and administrative expense	55,630	48,729	203,086	184,052
Gain on sale of businesses	—	(3,001)	—	(57,760)
Gain on sale of assets, net	—	—	(6,373)	—
Impairment charges	—	261	—	2,829

Operating income	190,413	172,141	877,149	655,845

Interest expense	(144)	(258)	(810)	(7,709)
Environmental expense	349	(982)	(1,298)	(5,053)
Redemption premium	—	—	—	(5,674)
Pension plan termination expense	(13,100)	—	(13,100)	—
Other income, net	8,430	947	14,090	3,730

Income before income taxes	185,948	171,848	876,031	641,139

Income tax expense	(49,798)	(44,862)	(223,322)	(165,858)
Income (loss) from unconsolidated affiliates, net of foreign tax	4,085	(288)	10,111	(157)

Consolidated net income	140,235	126,698	662,820	475,124

Net income attributable to noncontrolling interests	(1,329)	(1,097)	(4,504)	(6,604)

Net income attributable to Mueller Industries, Inc.	$138,906	$125,601	$658,316	$468,520

Weighted average shares for basic earnings per share	55,642	56,104	55,779	56,011
Effect of dilutive stock-based awards	717	796	776	787

Adjusted weighted average shares for diluted earnings per share	56,359	56,900	56,555	56,798

Basic earnings per share	$2.50	$2.24	$11.80	$8.36

Diluted earnings per share	$2.46	$2.21	$11.64	$8.25

Dividends per share	$0.25	$0.13	$1.00	$0.52

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME, CONTINUED
(Unaudited)

	For the Quarter Ended		For the Year Ended
(In thousands)	December 31, 2022	December 25, 2021	December 31, 2022	December 25, 2021

Summary Segment Data:

Net sales:
Piping Systems Segment	$567,039	$652,466	$2,730,084	$2,600,030
Industrial Metals Segment	146,322	176,226	644,689	703,363
Climate Segment	170,551	130,428	650,307	495,414
Elimination of intersegment sales	(6,331)	(2,763)	(42,625)	(29,462)

Net sales	$877,581	$956,357	$3,982,455	$3,769,345

Operating income:
Piping Systems Segment	$131,056	$142,482	$671,062	$486,287
Industrial Metals Segment	22,960	27,077	82,464	85,475
Climate Segment	53,158	21,757	188,067	85,536
Unallocated expenses	(16,761)	(19,175)	(64,444)	(1,453)

Operating income	$190,413	$172,141	$877,149	$655,845

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	December 31, 2022	December 25, 2021
ASSETS
Cash and cash equivalents	$461,018	$87,924
Short-term investments	217,863	—
Accounts receivable, net	380,352	471,859
Inventories	448,919	430,244
Other current assets	26,501	28,976

Total current assets	1,534,653	1,019,003

Property, plant, and equipment, net	379,950	385,562
Operating lease right-of-use assets	22,892	23,510
Other assets	304,904	300,861

	$2,242,399	$1,728,936

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of debt	$811	$811
Accounts payable	128,000	180,793
Current portion of operating lease liabilities	4,942	6,015
Other current liabilities	214,542	194,820

Total current liabilities	348,295	382,439

Long-term debt	1,218	1,064
Pension and postretirement liabilities	13,055	17,533
Environmental reserves	16,380	17,678
Deferred income taxes	16,258	14,347
Noncurrent operating lease liabilities	16,880	17,099
Other noncurrent liabilities	16,349	21,813

Total liabilities	428,435	471,973

Total Mueller Industries, Inc. stockholders’ equity	1,790,914	1,222,118
Noncontrolling interests	23,050	34,845

Total equity	1,813,964	1,256,963

	$2,242,399	$1,728,936

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Year Ended
(In thousands)	December 31, 2022	December 25, 2021

Cash flows from operating activities
Consolidated net income	$662,820	$475,124
Reconciliation of consolidated net income to net cash provided by operating activities:
Depreciation and amortization	44,088	45,655
Stock-based compensation expense	17,801	9,822
Provision for doubtful accounts receivable	323	1,216
(Income) loss from unconsolidated affiliates	(10,111)	157
Gain on sale of businesses	—	(57,760)
(Gain) loss on disposals of assets	(6,373)	(769)
Redemption premium	—	5,674
Insurance proceeds - noncapital related	1,646	—
Impairment charges	—	2,829
Deferred income tax (benefit) expense	(3,880)	7,413
Changes in assets and liabilities, net of effects of businesses acquired and sold:
Receivables	82,713	(124,708)
Inventories	(24,189)	(119,514)
Other assets	(8,971)	919
Current liabilities	(26,633)	73,755
Other liabilities	(7,564)	(5,467)
Other, net	2,273	(2,645)

Net cash provided by operating activities	723,943	311,701

Cash flows from investing activities
Proceeds from sale of assets, net of cash transferred	7,850	2,302
Purchase of short-term investments	(217,863)	—
Proceeds from sale of business, net of cash sold	—	81,884
Acquisition of businesses, net of cash acquired	—	(30,206)
Capital expenditures	(37,639)	(31,833)
Insurance proceeds - capital related	3,354	—
Dividends from unconsolidated affiliates	2,295	—
Payment received for (issuance of) notes receivable	—	8,539
Investments in unconsolidated affiliates	—	(1,613)

Net cash (used in) provided by investing activities	(242,003)	29,073

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
(Unaudited)

	For the Year Ended
(In thousands)	December 31, 2022	December 25, 2021

Cash flows from financing activities
Dividends paid to stockholders of Mueller Industries, Inc.	(55,787)	(29,137)
Dividends paid to noncontrolling interests	(7,248)	(9,722)
Issuance of long-term debt	—	595,000
Repayments of long-term debt	(204)	(920,610)
Issuance (repayment) of debt by consolidated joint ventures, net	67	(5,113)
Repurchase of common stock	(38,054)	(4,864)
Payment of contingent consideration	—	(1,250)
Net cash (used) received to settle stock-based awards	(1,429)	85
Debt issuance costs	—	(1,111)

Net cash used in financing activities	(102,655)	(376,722)

Effect of exchange rate changes on cash	(4,365)	(1,052)

Increase (decrease) in cash, cash equivalents, and restricted cash	374,920	(37,000)
Cash, cash equivalents, and restricted cash at the beginning of the year	90,376	127,376

Cash, cash equivalents, and restricted cash at the end of the year	$465,296	$90,376